Exhibit 99.1

Vapotherm Reports First Quarter 2022 Financial Results

Revenue of $21.6 Million In-Line with Preliminary Revenue of $20.5 Million to $21.5 Million

EXETER, New Hampshire, May 4, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced first quarter 2022 financial results.

First Quarter 2022 Summary

•
Total revenue for the first quarter of 2022 was $21.6 million, a decrease of 33.1% over the first quarter of 2021
•
Disposables revenue for the first quarter of 2022 was $14.9 million, a decrease of 13.3% over the first quarter of 2021
•
Worldwide installed base of Precision Flow systems increased by over 500 units in the first quarter of 2022 to over 35,700

“The first quarter of 2022 was challenging as respiratory patient census was low for both seasonal respiratory illnesses such as flu and RSV and for patients suffering from COPD and CHF. We also saw a significant decline in COVID-related hospitalizations starting in mid to late February, especially those patients needing acute respiratory interventions,” said Joseph Army, President and CEO. “Despite lower than expected revenue in the quarter, we are very bullish about Vapotherm’s future. In the last two years, we have transformed our business with increases in our Installed Base and new Customers. Meeting all of our Customers’ needs no matter what during the pandemic required us to make significant one-time expenditures, which impacted our margins. As we move into the endemic phase of COVID, we plan to get the business to profitability by delivering 20% year over year revenue growth beginning in 2023, accelerate gross margin improvement by moving our manufacturing operation to Mexico, and normalizing our cash operating expense to pre-COVID levels.”

Results for the Three Months March 31, 2022

The following table reflects the Company’s net revenue for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$4,050	18.7%	$13,454	41.6%	$(9,404)	(69.9)%
Disposables	14,879	68.8%	17,156	53.1%	(2,277)	(13.3)%
Service and other	2,693	12.5%	1,698	5.3%	995	58.6%
Total net revenue	$21,622	100.0%	$32,308	100.0%	$(10,686)	(33.1)%

Net revenue for the first quarter of 2022 was $21.6 million. Capital and disposables revenue decreased in the first quarter of 2022 primarily due to a decrease in volume of sales of capital equipment and a decrease in the number of disposables sold period over period due to lower COVID-19 demand in the United States and international markets. In the first quarter of 2022, we saw decreased virulence of COVID-19 with the latest Omicron surge which resulted in lower respiratory interventions as compared to previous surges and a significant reduction in flu and RSV hospitalizations compared to pre-pandemic comparable quarters.

Revenue information by geography is summarized as follows:

	Three Months Ended March 31,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$16,499	76.3%	$22,069	68.3%	$(5,570)	(25.2)%
International	5,123	23.7%	10,239	31.7%	(5,116)	(50.0)%
Total net revenue	$21,622	100.0%	$32,308	100.0%	$(10,686)	(33.1)%

Exhibit 99.1

Gross profit and gross margin for the first quarter of 2022 was $7.9 million and 36.6%, respectively. In the first quarter of 2022, gross margin was negatively impacted by one-time production costs that were incurred in 2021 to meet all Customer demand during the Delta and Omicron COVID surges as well as higher transportation costs and decreased labor and overhead absorption due to lower disposable volume.

Operating expenses were $27.8 million in the first quarter of 2022, an increase of $0.9 million as compared to the same period last year. The increase was primarily due to increased research and development costs associated with the development of our future generation High Velocity Therapy systems, and general and administrative expenses.

Net loss for the first quarter of 2022 was $22.9 million, or $0.87 per share, compared to $10.4 million, or $0.40 per share, in the first quarter of 2021. Net loss per share was based on 26,321,087 and 25,796,065 weighted average shares outstanding for the first quarter of 2022 and 2021, respectively.

Adjusted EBITDA was negative $15.3 million for the first quarter of 2022 as compared to negative $5.2 million for the first quarter of 2021. The increase in Adjusted EBITDA loss was primarily due to lower revenue and gross margin and an increase in operating expenses on a year over year basis.

Cash Position

Cash and cash equivalents were $72.9 million as of March 31, 2022 compared to $57.1 million as of December 31, 2021.

Fiscal 2022 Outlook

The Company withdrew its previously announced annual revenue, gross margin, operating expense, and adjusted EBITDA guidance on April 6, 2022 given the diminishing virulence of COVID-19 and the reduction of seasonal hospitalization patterns related to flu and RSV in the first quarter of 2022.

The Company is reinstating annual revenue, gross margin, and operating expense guidance for fiscal 2022.

For fiscal 2022, net revenue is expected to be in the range of $81 million to $86 million. In developing this revenue guidance, the Company did not include the impact of any future COVID-19 surges for the remainder of the year. The Company also factored in an increase in respiratory census from the low levels seen in March and included the return of a modest flu and RSV season by the fourth quarter of 2022. The Company’s current revenue guidance is lower than the Company’s revenue guidance as provided on February 24, 2022 due to the elimination of revenue from a second COVID-19 surge and the reduction in respiratory census seen in the first quarter of 2022 given the decreases in flu and RSV versus prior pre-COVID-19 comparable periods.

For fiscal 2022, gross margin is expected to be in the range of 34% to 36%.

For fiscal 2022, GAAP operating expenses are expected to be in the range of $99 million to $102 million.

For fiscal 2022, operating expenses excluding depreciation, amortization and stock-based compensation expense are expected to be in the range of $86 to $88 million.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on May 4, 2022 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (833) 714-0922 for U.S. callers, or +1 (778) 560-2684 for international callers, approximately ten minutes prior to the start time and reference conference code 6179275. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through May 11, 2022 by dialing (800) 585-8367 in the U.S. or +1 (416) 621-4642 outside of the U.S. The replay access code is 6179275.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities

Exhibit 99.1

and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of EBITDA, Adjusted EBITDA and operating expenses excluding depreciation, amortization and stock-based compensation expense, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA represents net loss less interest expense, net, provision for income taxes, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, and stock-based compensation expense. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2022 financial guidance regarding operating expenses, excluding depreciation, amortization and stock-based compensation expense. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.5 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s plan to get its business to profitability by delivering 20% year over year revenue growth beginning in 2023, accelerate gross margin improvement by moving its manufacturing operation to Mexico, and normalizing its operating expense spend to pre-COVID levels and its expected net revenue, gross margin and operating expenses for fiscal year 2022. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “continue,” “plan,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and

Exhibit 99.1

uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2022 financial guidance; risks associated with the move of its manufacturing operations to Mexico; Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2021, as filed with the Securities and Exchange Commission on February 24, 2022 and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 as filed with the Securities and Exchange Commission on May 4, 2022, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$72,907	$57,071
Accounts receivable, net	9,912	10,909
Inventories	38,048	36,562
Prepaid expenses and other current assets	4,909	5,205
Total current assets	125,776	109,747
Property and equipment, net	25,336	22,157
Operating lease right-of-use assets	7,770	7,045
Restricted cash	1,109	253
Goodwill	15,283	15,300
Intangible assets, net	4,245	4,398
Deferred income tax assets	8	78
Other long-term assets	1,027	1,107
Total assets	$180,554	$160,085
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,608	$5,923
Contract liabilities	1,424	2,081
Accrued expenses and other current liabilities	15,375	28,559
Revolving loan facility	-	6,608
Total current liabilities	23,407	43,171
Long-term loans payable, net	96,491	39,726
Other long-term liabilities	6,727	10,521
Total liabilities	126,625	93,418
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of March 31, 2022 and December 31, 2021, 26,559,819 and 26,126,253 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	27	26
Additional paid-in capital	453,612	443,358
Accumulated other comprehensive (loss) income	(29)	26
Accumulated deficit	(399,681)	(376,743)
Total stockholders' equity	53,929	66,667
Total liabilities and stockholders’ equity	$180,554	$160,085

Exhibit 99.1

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
Net revenue	$21,622	$32,308
Cost of revenue	13,730	15,140
Gross profit	7,892	17,168
Operating expenses
Research and development	5,549	4,910
Sales and marketing	13,322	13,900
General and administrative	8,954	8,059
Total operating expenses	27,825	26,869
Loss from operations	(19,933)	(9,701)
Other (expense) income
Interest expense	(1,747)	(665)
Interest income	17	29
Foreign currency loss	(69)	(70)
Loss on extinguishment of debt	(1,114)	-
Net loss before income taxes	$(22,846)	$(10,407)
Provision for income taxes	92	-
Net loss	$(22,938)	$(10,407)
Other comprehensive loss, net of tax:
Change in foreign currency translation adjustments	(55)	11
Total other comprehensive loss	(55)	11
Total comprehensive loss	$(22,993)	$(10,396)

Net loss per share basic and diluted	$(0.87)	$(0.40)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	26,321,087	25,796,065

Exhibit 99.1

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(22,938)	$(10,407)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	3,446	2,685
Depreciation and amortization	1,391	1,574
Provision for bad debts	177	(156)
Provision for inventory valuation	150	(12)
Non-cash lease expense	519	422
Change in fair value of contingent consideration	(188)	202
Loss on disposal of property and equipment	151	23
Amortization of discount on debt	139	32
Deferred income taxes	83	3
Loss on extinguishment of debt	1,114	-
Changes in operating assets and liabilities:
Accounts receivable	805	9,987
Inventories	(1,650)	(7,042)
Prepaid expenses and other assets	(927)	(1,651)
Accounts payable	84	870
Contract liabilities	(652)	(1,730)
Accrued expenses and other current liabilities	(11,882)	(14,338)
Operating lease liabilities, current and long-term	(293)	(424)
Net cash used in operating activities	(30,471)	(19,962)
Cash flows from investing activities
Purchases of property and equipment	(3,008)	(2,256)
Net cash used in investing activities	(3,008)	(2,256)
Cash flows from financing activities
Proceeds from loans, net of discount	99,094	-
Repayment of loans	(40,000)	-
Payments of debt extinguishment costs	(817)	-
Payment of debt issuance costs	(1,365)	-
Repayments on revolving loan facility	(6,608)	-
Payment of contingent consideration	(135)	-
Proceeds from exercise of stock options	12	761
Net cash provided by financing activities	50,181	761
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	2
Net increase (decrease) in cash, cash equivalents and restricted cash	16,692	(21,455)
Cash, cash equivalents and restricted cash
Beginning of period	57,324	115,536
End of period	$74,016	$94,081
Supplemental disclosures of cash flow information
Interest paid during the period	$983	$639
Property and equipment purchases in accounts payable and accrued expenses	$1,581	$263
Debt issuance costs in accounts payable and accrued expenses	$202	$-
Issuance of common stock to satisfy contingent consideration	$5,630	$-
Issuance of common stock warrants in conjunction with debt draw down	$1,157	$-
Issuance of common stock upon vesting of restricted stock units	$10	$47

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2022 and 2021, respectively.

(unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net loss	$(22,938)	$(10,407)
Interest expense, net	1,730	636
Provision for income taxes	92	-
Depreciation and amortization	1,391	1,574
EBITDA	$(19,725)	$(8,197)
Foreign currency	69	70
Loss on extinguishment of debt	1,114	-
Change in fair value of contingent consideration	(188)	202
Stock-based compensation	3,446	2,685
Adjusted EBITDA	$(15,284)	$(5,240)

Supplemental Operating Metrics

	March 31,
	2022	2021	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	23,693	20,720	2,973	14.3%
International	12,038	10,109	1,929	19.1%
Total	35,731	30,829	4,902	15.9%

	Three Months Ended March 31,
	2022	2021	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	322	875	(553)	(63.2)%
International	185	1,322	(1,137)	(86.0)%
Total	507	2,197	(1,690)	(76.9)%

Disposable Patient Circuits Sold
United States	99,591	110,381	(10,790)	(9.8)%
International	48,036	62,539	(14,503)	(23.2)%
Total	147,627	172,920	(25,293)	(14.6)%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011